Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated March 4, 2015 to the Board of Directors of Pharmacyclics, Inc. (the “Company”) included in Annex C to the Prospectus / Offer to Exchange which forms a part of the Registration Statement on Form S-4 of AbbVie Inc. relating to the proposed offer by Oxford Amherst Corporation, a wholly owned subsidiary of AbbVie Inc., to acquire all of the outstanding shares of common stock of the Company and the subsequent merger of Oxford Amherst Corporation and the Company, and (ii) the references to such opinion in such Prospectus / Offer to Exchange.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC

April 17, 2015